EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com

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IMMEDIATE RELEASE


Contact: Raymond Martz, Vice President of Finance & Investor Relations --Bethesda +301/941-1516



    LASALLE HOTEL PROPERTIES COMPLETES $34.4 MILLION SECURED DEBT FINANCING
         4.98 Percent Loan Secured by Hilton Alexandria Old Town Hotel

      BETHESDA, MD, AUGUST 26, 2004 -- LaSalle Hotel Properties (NYSE: LHO) today announced that it has successfully executed a $34.4 million secured
loan with Wells Fargo Bank at a fixed rate of 4.98 percent.   The term of
the loan is five years and is collateralized by the Company's 241-room Hilton Alexandria Old Town Hotel. Proceeds from the financing will be used to reduce LaSalle's outstanding balance on its credit facility.

      LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 19 upscale and luxury full-service hotels, totaling approximately 6,400 guest rooms in 14 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels & Resorts, Sheraton Hotels & Resorts, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, and the Kimpton Hotel & Restaurant Group, LLC.


Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's
Form 10-K for the year ended December 31, 2003 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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CONTACTS:
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Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
      - 301/941-1500

Raymond Martz, Vice President of Finance, LaSalle Hotel Properties
      - 301/941-1516


             For additional information, please visit our web site
                           at www.lasallehotels.com